UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2022

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOOP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 3, 2022, Loop Industries, Inc. (the “Company”) entered into an agreement for the settlement of a previously disclosed consolidated class action lawsuit commenced in October 2020 in the United States District Court for the Southern District of New York and consolidated under the caption In re Loop Industries, Inc. Securities Litigation, Case No. 7:20-cv-08538-NSR, alleging claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.

The agreement, which is subject to certain conditions, including court approval, requires the Company to pay $3.1 million to the plaintiff class. The Company’s total cash contribution to the settlement and outstanding legal fees related to the lawsuit, combined, will be approximately $2.52 million. The remainder of the settlement will be paid by the Company’s D&O insurance carriers. The Company intends to use cash on hand to pay its portion of the settlement amount and legal expenses, which are expected to be paid at some point over the next few months.

The agreement does not constitute an admission, concession, or finding of any fault, liability, or wrongdoing by the Company or any defendant. There can be no assurance that the agreement will be approved by the court.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: March 3, 2022	By:	/s/ Daniel Solomita
Daniel Solomita
Chief Executive Officer and President

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